Exhibit 10.2

EXECUTION

December 7, 2020

Foley Trasimene Acquisition Corp. II

1701 Village Center Circle

Las Vegas, NV 89134

Paysafe Limited

Paysafe Bermuda Holding LLC

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of the date hereof, by and among Foley Trasimene Acquisition Corp. II, a Delaware corporation (“FTAC”), Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”), Paysafe Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), Paysafe Bermuda Holding LLC, a Bermuda limited liability company (the “LLC”), and Paysafe Group Holdings Limited, a private limited company incorporated under the laws of England and Wales (“PGHL”), and hereby amends and restates in its entirety (a) that certain letter, dated August 21, 2020, from Trasimene Capital FT, LP II, a Delaware limited partnership (the “Sponsor”) to FTAC (the “Prior Sponsor Letter Agreement”) and (b) each certain letter, each dated August 21, 2020 from each of the other persons undersigned thereto (each, an “Insider”) to FTAC (each, a “Prior Insider Letter Agreement” and, together with the Prior Sponsor Letter Agreement, the “Prior Letter Agreements”). Certain capitalized terms used herein are defined in Paragraph 11. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement.

FP Investor (together with Cannae Holdings, LLC (“Cannae”)), the Insiders and the Sponsor, the “Sponsor Persons”) pursuant to that certain Forward Purchase Agreement, entered into as of July 31, 2020, by and between FP Investor and FTAC, will acquire, or cause Cannae to acquire, and be the record owner, as of the Closing, of that number of shares of FTAC Class A Common Stock and FP Investor FTAC Warrants detailed on Schedule A hereto.

The Sponsor and certain of the Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Founder FTAC Warrants, with each such Person’s ownership (and anticipated changes in ownership as a result of the Warrant Contribution) detailed on Schedule A hereto.

As described further in Paragraph 25, Schedule A will be updated from time to time to reflect any Sponsor Person ownership changes following the date hereof.

In order to induce FTAC and the PGHL Parties to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Person hereby agrees, severally and not jointly, with FTAC and the PGHL Parties as follows:

1. Voting Obligations. During the Interim Period, each Sponsor Person, in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Special Meeting, at any other meeting of the shareholders of FTAC or, following the Transactions, the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of shareholders of FTAC or, following the Transactions, the Company and in connection with any similar vote or consent of the holders of Founder FTAC Warrants, in their capacities as such, such Sponsor Person shall, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Sponsor Person’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of the FTAC Stockholder Matters and any other matters necessary or advisable for consummation of the Transactions (including the Warrant Contribution, to the extent it is put to a vote or a request for written consent); and

(c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares against any Business Combination Proposal (as defined below) and any other action that is intended, or would reasonably be expected, to impede, interfere with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions or result in a breach of any representation, warranty, covenant or other obligation or agreement of FTAC under the Merger Agreement or result in a breach of any representation, warranty, covenant or other obligation or agreement of such Sponsor Person under this Sponsor Agreement.

The obligations of the Sponsor Persons in this Paragraph 1 shall apply whether or not the board of directors of FTAC (or, following the Transactions, the Company) or other governing body or any committee, subcommittee or subgroup thereof recommends the FTAC Stockholder Matters or any other matters necessary or advisable for consummation of the Transactions and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the FTAC Board Recommendation.

2. Exclusivity. During the Interim Period, each Sponsor Person shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than PGHL, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with the Company, its equityholders and their respective Affiliates and Representatives. Each Sponsor Person shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with the Company, its equityholders or their respective controlled Affiliates.

3. Waiver of Certain Rights. Each Sponsor Person hereby irrevocably and unconditionally agrees:

(a) not to (i) demand that FTAC redeem its or their Covered Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption; and

(b) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against FTAC, the PGHL Parties, any Affiliate of FTAC or the PGHL Parties or any designee of a Sponsor Person or PGHL Party acting in its capacity as director, officer or manager or in any similar capacity or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Merger Agreement or the consummation of the Transactions.

4. Reasonable Best Efforts; Regulatory Undertakings.

(a) During the Interim Period, each Sponsor Person and PGHL shall, and PGHL shall cause each PGHL Person to, (i) use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article X of the Merger Agreement.

(b) Without limiting the generality of subsection (a) above, each Sponsor Person and PGHL shall, and PGHL shall cause each PGHL Person to, use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable to obtain any required consent, waiver, approval, authorization, qualification from the FCA and the CBI in connection with the Transactions. Furthermore, each Sponsor Person agrees that, if such Sponsor Person is required to obtain FCA Approval and / or CBI Approval, it shall make any such notification (the “Change of Control Notification”) to the FCA and / or CBI as promptly as practicably (and in any event within five (5) Business Days of the date of this Support Agreement). If at any time any Sponsor Person becomes aware of any event, circumstance or condition that would be reasonably likely to prevent FCA Approval or CBI Approval being satisfied, such Sponsor Person shall immediately inform the other parties, and reasonably cooperate with them to address any such event, circumstance or condition.

(c) Without limiting the generality of the foregoing, each Sponsor Person and PGHL shall, and PGHL shall cause each PGHL Person to, use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act, and with respect to the FCA Approval and/or the CBI Approval, by any applicable Sponsor Person to the extent required for such approval) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the date hereof and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made. Each Sponsor Person shall supply as promptly as practicable (and shall respond no later than five (5) days following any request) any additional information and documentary material relating to such Sponsor Person that may be requested by any Governmental Authority, and each Sponsor Person and PGHL shall, and PGHL shall cause each PGHL Person to, (A) provide, or cause to be provided, as promptly as practicable, all agreements, documents, instruments, affidavits, statements or information (including, for the avoidance of doubt, nonpublic or other confidential financial or sensitive personally identifiable information as well as personal information of senior management, directors or control persons) that may be required or requested by any Governmental Authority relating to (i) such Sponsor Person or PGHL Person, as the case may be (including any of its respective directors, officers, employees, partners, members, shareholders or control persons) and (ii) such Sponsor Person’s or PGHL Person’s structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members, shareholders or Affiliates, (B) make individuals with appropriate seniority and expertise available to participate in any discussions or hearings and (C) prepare and file any applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority.

(d) In addition, each Sponsor Person and each PGHL Person appointed or designated, or proposed to be appointed or designated, to the board of directors of the Company or any Subsidiary, including pursuant to the terms of Section 9.10 of the Merger Agreement, shall use reasonable best efforts to comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with any such appointment, designation or proposed service, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and being available with respect to any discussions or hearings. Each Sponsor Person and each PGHL Person further acknowledges and agrees that, in the event an individual to be designated by a Shareholder Designator (as defined in the Shareholders Agreement) in accordance with Section 2.2 of the Shareholders Agreement does not satisfy any requirement of a Governmental Authority to serve as a director, each of the Company, PGHL and FTAC shall use their respective reasonable best efforts to comply with such requirements so as to remove any such restriction; provided, that (x) there shall be no obligation to appoint such individual pursuant thereto and (y) such Shareholder Designator shall be entitled to designate a replacement director in lieu of such person.

5. FTAC LLC Contribution.

(a) In connection with the Closing and immediately prior to the FTAC LLC Contribution (as defined below), each Sponsor Person that holds one or more FTAC Founder Warrants will transfer such Sponsor Person’s FTAC Founder Warrants to FTAC in exchange for a number of shares of FTAC Class C Common Stock equal to the number of shares of FTAC Class A Common Stock underlying such FTAC Founder Warrant(s) (the “FTAC Founder Warrant Transfer”).

(b) Immediately prior to the Effective Time, each Sponsor Person that receives FTAC Class C Common Stock pursuant to Section 5(a) shall contribute such holder’s shares of FTAC Class C Common Stock to the LLC in exchange for (i) an equivalent number of equity interests in the LLC (“LLC Interest”) equal in value to the FTAC Founder Warrant exchanged for such share of FTAC Class C Common Stock in the FTAC Founder Warrant Transfer and (ii) the right of such Sponsor Person to cause the LLC to acquire such LLC Interest(s) in exchange for, at the option of the LLC, the Cash Amount or the Exchanged Shares (such right, the “Exchange Right”, and each such LLC Interest and Exchange Right, together, an “Exchangeable Unit”) in the manner described in this Paragraph 5 (the “FTAC LLC Contribution”). Following the FTAC LLC Contribution, all of the FTAC Class C Common Stock will be owned by the LLC and shall remain outstanding.

(c) FTAC hereby represents and warrants that all of the FTAC Founder Warrants are held in book-entry form and that the transfer books for the FTAC Founder Warrants are maintained by Continental Stock Transfer & Trust Company (the “Warrant Agent”). During the Interim Period, FTAC shall not, and shall cause the Warrant Agent not to, allow the Transfer of any FTAC Founder Warrants or allow any of the FTAC Founder Warrants to be represented by a certificate or other instrument. Further, no Sponsor Person shall request the Transfer of any FTAC Founder Warrants or request for any of the FTAC Founder Warrants to be represented by a certificate or other instrument.

(d) FTAC, the LLC and each applicable Sponsor Person agree to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of the FTAC Founder Warrant Transfer and the FTAC LLC Contribution, subject to the terms and conditions hereof and in compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

(e) The Exchange Right shall not be exercisable by any Sponsor Person until a date that is after the one year anniversary of the date the FTAC LLC Contribution is completed.

6. Transfer Restrictions.

(a) Interim Period. During the Interim Period, except as expressly contemplated by the FTAC LLC Contribution, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any such Sponsor Person’s Covered Shares.

(b) Post-Closing: Covered Shares. For the period beginning on the Closing until the earlier of (i) 270 days thereafter, or (ii) if the VWAP of the Company Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, 150 days thereafter (such applicable period, the “Lock-Up Period”), each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any of such Sponsor Person’s Covered Shares. Notwithstanding the immediately preceding sentence, post-Closing Transfers of Covered Shares that are held by any Sponsor Person or any of its Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this subsection (b) are permitted (i) to the Company’s officers or directors, any Affiliates or family members of any of the Company’s officers or directors, to Sponsor, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the Laws of the State of Delaware or the Sponsor’s limited partnership agreement, as amended from time to time, upon dissolution of the Sponsor; or (vi) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in the holders of all of the Company Common Shares having the right to exchange their shares for cash, securities or other property subsequent to the completion FTAC’s initial Business Combination (including the entry into an agreement in connection with such liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction); provided, however, that each transferee contemplated by clauses (i) through (v) (each, a “Permitted Transferee”) must enter into a written agreement with the Company agreeing to be bound by the restrictions in this Sponsor Agreement.

(c) Any Transfer in violation of the provisions of this Paragraph 6 shall be null and void ab initio and of no force or effect.

(d) The parties hereto agree that, if the lock-up provisions in Section 4.3 of the Shareholders Agreement are modified in a manner that is favorable to the CVC Investors and/or Blackstone Investors (as each such term is defined therein), the corresponding modifications shall automatically apply to this Paragraph 6; provided, that, for purposes of the Lock-up Period, such corresponding modifications shall mean the amount of time by which such period is shortened for the CVC Investors and/or the Blackstone Investors.

7. Exchange of Securities; Forfeited Founder Shares.

(a) General. Each Sponsor Person that holds Founder Shares agrees that, notwithstanding the provisions of Article Eighth of the FTAC Charter, each Founder Share will be exchanged on a one-for-one basis (and on the same basis as each share of FTAC Class A Common Stock) into one Company Common Share pursuant to and in accordance with the Merger Agreement. Subject to Paragraph 7(b), the Founder Shares and Exchangeable Units shall be 100% vested from and after the Closing and will not be subject to any vesting restrictions.

(b) Forfeited Founder Shares. Each Sponsor Person that holds Founder Shares acknowledges and agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 10.01 and 10.02 of the Merger Agreement, immediately prior to the Closing, they shall, in the aggregate and based on the percentages set forth on Schedule A hereto, forfeit and surrender to FTAC a number of shares of FTAC Class B Common Stock equal to 7,987,877 shares of FTAC Common Stock (the “Forfeited Founder Shares”). Following such forfeiture, the Forfeited Founder Shares shall be cancelled, no longer outstanding and become void and of no further effect.

8. Certain Securities Law Representations and Warranties. Each Sponsor Person hereby represents and warrants as follows:

(a) it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b) in the case of Insiders only, its biographical information furnished to FTAC, if any (including any such information included in the Registration Statement), is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background;

(c) its questionnaire furnished to FTAC, if any, is true and accurate in all material respects;

(d) it is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(e) it has never been convicted of, or pleaded guilty to, any crime (i) involving any fraud, (ii) relating to any financial transaction or handling of funds of another Person or (iii) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding; and

(f) no Person (other than the Sponsor Persons), directly or indirectly, (i) controls FTAC, through one or more intermediaries or otherwise, (ii) Beneficially Owns any Covered Shares or (iii) has entered into an express or implied agreement with any Sponsor Person with respect to the voting of the Covered Shares for purposes of Section 422 of FISMA and Regulation 15 of the Transparency (Directive 2004/109/EC) Regulations 2007 (other than as provided herein and in the Shareholders Agreement).

To the extent requested or required in order to confirm or substantiate, or otherwise in connection with, the representation set forth in Paragraph 8(f) above, including in connection with a request from a Governmental Authority related thereto, the Sponsor Persons shall cause their respective Affiliates to comply with the terms of Paragraph 4(b).

9. Certain Payments. Except as set forth on Schedule B hereto, no Sponsor Person, nor any Affiliate thereof, nor any director, officer or manager of (or person acting in a similar capacity with respect to) FTAC, shall receive from FTAC, any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of, FTAC’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and, subject to the terms of the Merger Agreement and as disclosed in connection therewith, each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations with respect thereof shall be due and owing by FTAC or the Company or any of its Subsidiaries from and after the Closing: (i) reimbursement of funds advanced to FTAC by the Sponsor to cover offering-related and organizational expenses; (ii) reimbursement for office space and administrative support services provided to FTAC by FP Investor, in the amount of $5,000 per month; and (iii) reimbursement of legal fees and expenses incurred by the Sponsor, officers or directors in connection with FTAC’s formation and their services to FTAC (which, for the avoidance of doubt, shall not include legal fees and expenses incurred in connection with the initial Business Combination, which shall be FTAC Transaction Expenses). During the Interim Period, each Sponsor Person agrees not to enter into, modify or amend any Contract between or among any Sponsor Person or any Affiliate thereof, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair any Person’s ability to perform or satisfy any obligation under this Sponsor Agreement or the Merger Agreement.

10. Service as Officer or Director. Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer, director or manager of (or in a similar capacity with respect to) FTAC.

11. Definitions. As used herein, the following terms shall have the respective meanings set forth below:

(a) “Beneficially Own” means (i) to exercise voting or dispositive authority over a relevant security, as determined under Rule 13d-3 of the Exchange Act and/or (ii) to hold such security or voting power relating to such security for the purposes of section 422 of the Financial Services and Markets Act 2000, and/or (iii) to hold such security or voting power relating to such security for the purposes of Regulation 15 of the Transparency (Directive 2004/109/EC) Regulations 2007.

(b) “Business Combination” has the meaning given to it in the Prior Letter Agreements.

(c) “Cash Amount” in respect of an Exchangeable Unit, means a cash amount equal to (i) the average trading price of a Company Common Share on the last Trading Day prior to the Exchange Date less (ii) the strike price of an FTAC Founder Warrant exchanged for such share of FTAC Class C Common Stock.

(d) “Covered Shares” means all Founder Shares, all FTAC Founder Warrants, all FP Investor FTAC Warrants, all shares of FTAC Common Stock and all other Company Common Shares and Exchangeable Units (including Exchangeable Units received in the FTAC LLC Contribution and shares issuable in connection with the Forward Purchase Agreement) and other shares of capital stock or equity securities of FTAC (prior to the Merger) or the PGHL Parties (following the Merger), or securities convertible into, exercisable or exchangeable for the same, of which any Sponsor Person owns as of the date hereof or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

(e) “Exchange Date” means the date when a Sponsor Person desires the LLC to exchange the Exchangeable Units for the Cash Amount or the Exchanged Shares pursuant to the exercise of the Exchange Right.

(f) “Exchanged Shares” in respect of an Exchangeable Unit, means a number of Company Common Shares, valued at the average trading price of a Company Common Share on the last Trading Day prior to the Exchange Date, equal to the Cash Amount.

(g) “Founder Shares” means: (i) as of the date hereof, the 36,375,836 shares of FTAC Common Stock that were purchased in a private placement prior to the IPO; (ii) after the forfeiture of the Forfeited Founder Shares pursuant to Paragraph 7(b), 28,687,959 shares of FTAC Common Stock; and (iii) following the Merger, the 28,687,959 Company Common Shares into which the aggregate amount of shares of FTAC Common Stock referred to in clause (ii) are converted pursuant to the Merger and, each such share, a “Founder Share”.

(h) “IPO” has the meaning given to it in the Prior Letter Agreements.

(i) “PGHL Person” means PGHL, the Company, the LLC, and each of the directors and officers of PGHL.

(j) “Registration Statement” has the meaning given to it in the Prior Letter Agreements.

(k) “Shareholders Agreement” means that certain Shareholders Agreement to be entered into in connection with the Closing, an agreed form of which is attached as Exhibit D to the Merger Agreement.

(l) “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of in any manner (including by merger, consolidation, division, operation of law or otherwise) or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security (including, for the avoidance of doubt, through a Transfer of equity securities in a Person who owns such security), (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(m) “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace, or, if no dollar volume-weighted average price is reported for such security by Refinitiv Workspace for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company’s board of directors.

12. Entire Agreement; Amendment; No Reliance. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor Persons, the Prior Sponsor Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto. Each of FTAC and the Sponsor Persons hereby acknowledges and agrees, on behalf of itself, its Affiliates and its Representatives, that, in connection with its entry into this Sponsor Agreement and (if applicable) the Merger Agreement and agreement to consummate the Transactions, none of the foregoing has relied on any representations or warranties of any PGHL Party or otherwise except for those expressly set forth in the Merger Agreement.

13. Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this Paragraph 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the parties hereto and their respective successors, heirs, personal representatives, assigns and (in the case of the Sponsor Persons) Permitted Transferees.

14. No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto, and their respective successors, heirs, personal representatives and assigns and (in the case of the Sponsor Persons) Permitted Transferees.

15. Captions; Counterparts. The captions in this Sponsor Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Agreement. This Sponsor Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 12.06 and 12.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

18. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.02 of the Merger Agreement to the applicable party as its principal place of business.

19. Termination. This Sponsor Agreement shall terminate on the earlier of (i) the valid termination of the Merger Agreement (in which case this Sponsor Agreement shall be of no force or effect and shall revert to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, as the case may be) and (ii) the expiration of the Lock-Up Period; provided, that no such termination (including one that results in a reversion to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, in each case under clause (i)) shall relieve any party hereto from any liability resulting from its pre-termination breach of this Sponsor Agreement.

20. Other Representations and Warranties. Each Sponsor Person hereby represents and warrants (severally and not jointly as to itself only) to FTAC and the PGHL Parties as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform its obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by the Enforceability Exceptions); (iv) the execution and delivery of this Sponsor Agreement by such Person do not, and the performance by such Person of its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (v) there is no Action pending or, to the knowledge of such Person, threatened against such Person before (or, in the case of a threatened Action, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (vi) except as disclosed pursuant to Section 6.08 of the Merger Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, FTAC or the Company (or any of their respective Subsidiaries), or any Affiliates of any of the foregoing Persons in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which FTAC, the Company and PGHL or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good and valid title to all Covered Shares held by it, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) the FTAC Bylaws, (C) the FTAC Charter, (D) the Merger Agreement or (E) any applicable securities Laws; and (x) the Founder Shares, FTAC Founder Warrants, FTAC Class A Common Stock and FP Investor FTAC Warrants listed on Schedule A are the only equity securities in FTAC or any of its Subsidiaries (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of FTAC or any of its Subsidiaries) owned of record or Beneficially Owned by such Person as of the date hereof and as of the Closing Date and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares, FTAC Founder Warrants, FTAC Class A Common Stock and FP Investor FTAC Warrants and none of such Founder Shares, FTAC Founder Warrants, FTAC Class A Common Stock or FP Investor FTAC Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares, FTAC Founder Warrants, FTAC Class A Common Stock or FP Investor FTAC Warrants, except as provided in this Sponsor Agreement.

21. Equitable Adjustments. If, and as often as, there are any changes in FTAC, the Company Common Shares, the Exchangeable Units, the Founder Shares, the FTAC Founder Warrants, FTAC Class A Common Stock, FP Investor FTAC Warrants or the FTAC Class C Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to FTAC, the Company Common Shares, the Exchangeable Units, the Founder Shares, the FTAC Founder Warrants, the FTAC Class A Common Stock, the FP Investor FTAC Warrants or the FTAC Class C Common Stock, each as so changed.

22. Stop Transfer Order; Legend. Each Sponsor Person hereby authorizes FTAC and the Company to maintain a copy of this Sponsor Agreement at either the executive office or the registered office of the Company. In furtherance of this Sponsor Agreement, each Sponsor Person hereby authorizes FTAC and the Company, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor Person’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing such Sponsor Person’s Covered Shares: “THE SHARES OF STOCK OR OTHER SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF DECEMBER 7, 2020, BY AND AMONG FOLEY TRASIMENE ACQUISITION CORP. II, A DELAWARE CORPORATION, PAYSAFE LIMITED, AN EXEMPTED LIMITED COMPANY INCORPORATED UNDER THE LAWS OF BERMUDA, PAYSAFE MERGER SUB INC., A DELAWARE CORPORATION AND DIRECT, WHOLLY OWNED SUBSIDIARY OF THE COMPANY, PAYSAFE BERMUDA HOLDING LLC, A BERMUDA EXEMPTED LIMITED LIABILITY COMPANY, PAYSAFE GROUP HOLDINGS LIMITED, A PRIVATE LIMITED COMPANY INCORPORATED UNDER THE LAWS OF ENGLAND AND WALES AND THE OTHER SIGNATORIES THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

23. Specific Performance. Each Sponsor Person and each PGHL Person acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Sponsor Person or PGHL Person does not perform its obligations under the provisions of this Sponsor Agreement (including failing to take such actions as are required of them hereunder to consummate this Sponsor Agreement) in accordance with its specified terms or otherwise breach such provisions. Each Sponsor Person and each PGHL Person acknowledges and agrees that (i) each of FTAC and the PGHL Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Sponsor Agreement in accordance with Paragraph 23, this being in addition to any other remedy to which they are entitled under this Sponsor Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, none of the parties hereto would have entered into this Sponsor Agreement. Each Sponsor Person and each PGHL Person agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Sponsor Person and each PGHL Person acknowledges and agrees that any party seeking an injunction to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in accordance with this Paragraph 23 shall not be required to provide any bond or other security in connection with any such injunction.

24. Interpretation. Section 1.02 (Construction) and Section 12.05 (Expenses) of the Merger Agreement are incorporated herein by reference, mutatis mutandis. Wherever this Sponsor Agreement uses “it”, “its” or derivations thereof to refer to natural person Sponsor Persons or PGHL Persons, such references shall be deemed references to “her”, “him” or “his”, as applicable.

25. Updates to Schedule A; Admission of New Sponsor Persons. During the Interim Period, each Sponsor Person shall promptly notify the Company and PGHL of any increase, decrease or other change in the number of Founder Shares, Founder FTAC Warrants, FTAC Class A Common Stock, FP Investor FTAC Warrants or other Covered Shares held by or on behalf of such Sponsor Person (for the avoidance of doubt, such Sponsor Person acknowledges and agrees that Paragraph 6(a) prohibits all Transfers of its Covered Shares during the Interim Period, except as expressly contemplated by the Warrant Contribution). From and after the Closing, each Sponsor Person shall promptly notify the Company of any increase, decrease or other change in the number of Founder Shares or other Covered Shares held by or on behalf of such Sponsor Person, including as a result of a Transfer in compliance with this Sponsor Agreement. Promptly following each such notification, the Company shall update, or cause to be updated, Schedule A to reflect the applicable changes as they relate to Founder Shares, Founder FTAC Warrants, FTAC Class A Common Stock or FP Investor FTAC Warrants (in the case of an Interim Period change) or Company Common Shares and Exchangeable Units (in the case of a post-Closing change) and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Sponsor Agreement (unless and until it is later updated in accordance with this Paragraph 25). Any update to Schedule A in accordance with this Sponsor Agreement shall not be deemed an amendment to this Sponsor Agreement for purposes of Paragraph 12.

26. Termination of Existing Registration Rights Agreement. Effective as of (but subject to the consummation of) the Closing, (a) that certain Registration Rights Agreement, dated as of July 17, 2020, by and among FTAC, Sponsor and the other parties thereto is hereby terminated and of no force or effect, and (b) none of the parties thereto shall have any rights or obligations thereunder.

27. FP Agreements.

(a) Effective as of the date of this Sponsor Agreement, the FP Investor irrevocably waives Section 4 (the Right of First Offer) of that certain Forward Purchase Agreement, dated as of July 31, 2020, between it and FTAC (the “Forward Purchase Agreement”) and any entitlement to rights in connection with or as a result thereof, including with respect to the Transactions. The FP Investor further represents and agrees that its rights thereunder have not been exercisable prior to the date hereof in connection with any transactions undertaken by FTAC and that it is not entitled to any equity purchases pursuant thereto.

(b) Effective as of (but subject to the consummation of) the Closing, the registration rights set forth in Exhibit A to the Forward Purchase Agreement are hereby terminated and of no further force or effect, and none of the parties thereto shall have any rights or obligations thereunder.

(c) The FP Investor acknowledges and agrees that each of PGHL and the Company shall be an express third party beneficiary of the Forward Purchase Agreement and that each of PGHL and the Company shall be entitled to enforce the terms of such agreement directly against it, including the right to cause the FP Investor to fund the FP Financing in accordance with the terms of the Forward Purchase Agreement.

28. Additional Agreements. The Sponsor hereby represents and warrants to FTAC and the PGHL Parties that (i) on or prior to the date hereof, it has delivered to FTAC and PGHL a capitalization table showing all of the direct equity owners of the Sponsor (the “Sponsor Cap Table”) and (ii) the Sponsor Cap Table is true, correct and complete in all respects as of the date hereof. Notwithstanding anything to the contrary herein, following the date hereof, the Sponsor shall provide written notice to FTAC and PGHL promptly following any change in the Sponsor Cap Table.

29. Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement on the day and year first above written.

TRASIMENE CAPITAL FT, LP II
By:	Trasimene Capital FT, LLC II, its general partner

By:	/s/ David W. Ducommun
Name: David W. Ducommun
Title: Senior Vice President, Corporate Finance

TRASIMENE CAPITAL FT, LLC II

By:	/s/ David W. Ducommun
Name: David W. Ducommun
Title: Senior Vice President, Corporate Finance

TRASIMENE CAPITAL MANAGEMENT, LLC

By:	/s/ David W. Ducommun
Name: David W. Ducommun
Title: Managing Director

FOLEY TRASIMENE ACQUISITION CORP. II

By:	/s/ David W. Ducommun
Name: David W. Ducommun
Title: Executive Vice President, Corporate Finance

CANNAE HOLDINGS, LLC

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Managing Director, General Counsel and Corporate Secretary

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary

WILLIAM P. FOLEY, II

/s/ William P. Foley, II
Title: Founder and Chairman

RICHARD N. MASSEY

/s/ Richard N. Massey
Title: Chief Executive Officer and Director

C. MALCOLM HOLLAND, III

/s/ C. Malcolm Holland, III
Title: Director

MARK D. LINEHAN

/s/ Mark D. Linehan
Title: Director

ERIKA MEINHARDT

/s/ Erika Meinhardt
Title: Director

BRYAN D. COY

/s/ Bryan D. Coy
Title: Chief Financial Officer

DAVID W. DUCOMMUN

/s/ David W. Ducommun
Title: Executive Vice President of Corporate Finance

MICHAEL L. GRAVELLE

/s/ Michael L. Gravelle
Title: General Counsel and Corporate Secretary

PAYSAFE LIMITED

By:	/s/ Philip McHugh
Name: Philip McHugh
Title: Chief Executive Officer

PAYSAFE BERMUDA HOLDING LLC

By:	/s/ Philip McHugh
Name: Philip McHugh
Title: Chief Executive Officer

PAYSAFE GROUP HOLDINGS LIMITED

By:	/s/ Philip McHugh
Name: Philip McHugh
Title: Chief Executive Officer

PAYSAFE MERGER SUB INC.

By:	/s/ Eli Nagler
Name: Eli Nagler
Title: President

Schedule A

Ownership of Securities

Sponsor Person	Founder Shares	FTAC Founder Warrants	FTAC Class A Common Stock	FP Investor FTAC Warrants	Exchangeable Units Received in the FTAC LLC Contribution	FTAC Class C Common Stock	Other Covered Shares	Surrendered Founder Shares
Trasimene Capital FT, LP II	36,600,836	20,893,780	—	—	20,893,780	20,893,780	—	7,971,539
William P. Foley, II	—	—	—	—	—	—	—	—
Richard N. Massey	—	—	—	—	—	—	—	—
C. Malcolm Holland, III	25,000	—	—	—	—	—	—	5,445
Mark D. Linehan	25,000	—	—	—	—	—	—	5,445
Erika Meinhardt	25,000	—	—	—	—	—	—	5,445
Trasimene Capital FT, LLC II	—	—	—	—	—	—	—	—
Trasimene Capital Management, LLC	—	—	—	—	—	—	—	—
Cannae Holdings, Inc.	—	—	—	—	—	—	—	—
Cannae Holdings, LLC	—		15,000,000	5,000,000	—	—	—	—

Total	36,675,836	20,893,780	15,000,000	5,000,000	20,893,780	20,893,780	—	7,987,877

Schedule B

Fees

1.

Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company and Fidelity & Guaranty Life Insurance Company (collectively, “FNF”) and Cannae Holdings, LLC (“Cannae”) are entitled to an aggregate 1.6% fee in connection with their respective PIPE Investments. In the event FTAC pays the Placement Agents (as defined below) the Incentive Fee (as defined in the Engagement Letter (as defined below)), then FNF and Cannae shall be entitled to an aggregate 2.0% fee in connection with their respective PIPE investments.